Item 77Q1(b)

At the February 11, 2009 Regular Meeting of the Board of Trustees of Munder Series Trust (MST), the Board approved the following resolutions relating to the investment strategy change for the Munder Energy Fund.

      RESOLVED, that the changes to the principal investment strategies of the Munder Energy Fund as described at this meeting, be, and they hereby are,approved; and further

      RESOLVED, that the change in the Energy Funds benchmark from the Deutsche Bank Energy Index to the S&P Composite 1500 Energy Sector Index be, and it hereby is, approved; and further

      RESOLVED, that the appropriate officers of MST be, and each hereby is, authorized to prepare and file supplements or amendments to any registration statement, and to make any other federal or state filing, execute documents and take such other actions as may be necessary or appropriate to carry out the purposes and intent of the preceding resolutions, the execution and delivery of documents or taking of action to be conclusive evidence of the Boards approval, and any prior actions of and execution of documents by such officers with respect to the foregoing, be, and hereby are, ratified.

In addition, the following description of the changes in investment strategy and benchmark was included in a Prospectus Supplement dated February 12, 2009, which was sent to all existing shareholders:

Change in Principal Investment Strategies

The section under the heading Principal Investment Strategies that begins on page 1 of the Prospectus is deleted and replaced in its entirety with the following:

The Fund pursues its goal by investing primarily in domestic and, to a lesser extent, foreign energy-related companies. Under normal circumstances, the Fund will invest at least 80% of its assets in equity securities (i.e., common stocks, preferred stocks, convertible securities, rights and warrants) of energy-related companies. This investment strategy may not be changed without 60 days prior notice to shareholders. For purposes of this investment strategy, assets of the Fund means net assets plus the amount of any borrowings for investment purposes.

Energy-related companies are companies engaged in business within the energy sector and companies in other sectors with at least 50% of sales or earnings derived from or at least 50% of assets dedicated to energy-related activities.

The advisor employs a highly quantitative approach to investing that emphasizes stock selection through a ranking and risk analysis process. Using a quantitative model that follows a value with a catalyst approach, the advisor ranks securities within the investment universe. The model incorporates traditional value measures to identify assets that are out of favor and undervalued. In addition, the model uses various growth, profitability and momentum measures in order to include only companies with growing long-term businesses and to exclude those companies that appear to be undervalued but have limited growth prospects.

Securities rankings based on the model are combined with a risk analysis in an effort to construct a portfolio with the most favorable risk/reward characteristics.

The Fund may utilize exchange-traded funds (ETFs) to manage cash.

Change in Performance Benchmark

The Funds benchmark has been changed from the Deutsche Bank Energy Index to the S&P Composite 1500 Energy Sector Index. The advisor believes that the S&P Composite 1500 Energy Sector Index is more closely aligned with the Funds revised investment strategies. To reflect the change in the Funds benchmark, the following disclosure is added to the Average Annual Total Returns table on pages 4-5 of the Funds Prospectus:

AVERAGE ANNUAL RETURNS
for periods ended December 31, 2008
                                 1 Year %5 Years % Since Inception %(1)
Class Y S&P Composite 1500 Energy Sector Index(2)
(reflects no deductions of fees, expenses or taxes)
                                 -35.82    13.30        8.90
Class A S&P Composite 1500 Energy Sector Index(2)
(reflects no deductions of fees, expenses or taxes)
                                 -35.82    13.30        8.90
Class B S&P Composite 1500 Energy Sector Index(2)
(reflects no deductions of fees, expenses or taxes)
                                 -35.82    13.30        8.90
Class C S&P Composite 1500 Energy Sector Index(2)
(reflects no deductions of fees, expenses or taxes)
                                 -35.82    13.30        8.90
Class K S&P Composite 1500 Energy Sector Index(2)
(reflects no deductions of fees, expenses or taxes)
                                 -35.82    13.30        8.90

(1)	The inception dates for Class Y, A, B, C and K shares of the Fund is
        3/13/01.
        The Class C shares inception is that of the Funds Class II shares, which were converted and/or reclassified as Class C shares as of the close of business on 10/31/03.
        The index returns from inception for all classes of shares are as of 3/1/01.

(2)	The S&P Composite 1500 Energy Sector Index is a capitalization-weighted index that measures the performance of energy sector securities included in the S&P Composite 1500 Index. The S&P Composite 1500
        Index combines the S&P 500 Index, the S&P MidCap 400 Index and the
        S&P SmallCap 600 Index, which, respectively, measure the performance f the large-capitalization, mid-capitalization and small-capitalization sectors of the U.S. stock market.